                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment Two)*

                            Petrol Oil and Gas, Inc.
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                                (Name of Issuer)

                         Common Stock, $0.001 par value
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                         (Title of Class of Securities)

                                   716528 10 4
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                                 (CUSIP Number)

                                 March 30, 2004
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

*The  remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 (the "Act") or otherwise  subject to the liabilities of that section of the
Act, but shall be subject to all other  provisions of the Act (however,  see the
Notes).

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CUSIP No.            716528 10 4
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         1           NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                     Michael Morse

-------------------- -----------------------------------------------------------

         2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                     (a) [   ]

                     (b) [   ]

                     (See Instructions)

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         3           SEC USE ONLY

-------------------- -----------------------------------------------------------

         4           CITIZENSHIP OR PLACE OF ORGANIZATION

                     U.S.A.

-------------------- ------------- ---------------------------------------------

                          5        SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED                 600,000
 BY EACH REPORTING
      PERSON
       WITH:
                     ------------- ---------------------------------------------

                          6        SHARED VOTING POWER

                                   0

                     ------------- ---------------------------------------------

                          7        SOLE DISPOSITIVE POWER

                                   600,000
                     ------------- ---------------------------------------------

                          8        SHARED DISPOSITIVE POWER

                                   0

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         9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     600,000

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        10           CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
                     SHARES (See Instructions)

                     Not Applicable

-------------------- -----------------------------------------------------------

        11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     3.5%

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        12           TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                     IN

-------------------- -----------------------------------------------------------

Item 1(a)     Name of Issuer:

         Petrol Oil and Gas, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:

         3161 E. Warm Springs Road, Suite 300 Las Vegas, Nevada 89210

Item 2(a)     Name of Persons Filing:

         Michael Morse

Item 2(b)     Address of Principal Business Office or, if None, Residence:

         12902 Russell Overland Park, Kansas 66210

Item 2(c)     Citizenship:

         U.S.A.

Item 2(d)     Title of Class of Securities:

         Common Stock $0.001 par value

Item 2(e)     CUSIP Number:

         716528 10 4

Item 3   The Reporting Person is:

         Not Applicable.

Item 4   Ownership:

         (a) Amount beneficially owned: 600,000

         (b) Percent of class: 3.5%

         (c) Number of shares as to which the person has:

             (i) Sole power to vote or to direct the vote: 600,000

             (ii) Shared power to vote or direct the vote: 0

             (iii) Sole power to dispose or to direct the disposition of: 600,000

             (iv) Shared power to dispose or to direct the disposition of: 0

Item 5    Ownership of Five Percent or Less of a Class:

          If this  statement  is being  filed to report  the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more  than  five  percent  of the  class of  securities  check  the following: [X]

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

          Not Applicable

Item 7    Identification and Classification of the Subsidiary Which Acquired the
          Security Being Reported on By the Parent Holding Company:

          Not Applicable

Item 8    Identification and Classification of Members of the Group:

          Not Applicable

Item 9    Notice of Dissolution of Group:

          Not Applicable

Item 10   Certification:

     By signing  below I certify  that,  to the best of my knowledge and belief, the  securities  referred  to above were not  acquired  and are not held for the purpose of or with the effect of  changing  or  influencing  the  control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.

Dated:   March 11, 2005

                                  /s/ Michael Morse
                                  ---------------------------------------------
                                  Michael Morse